Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Fourth Quarter and Fiscal Year Results
Ankeny, IA, June 9, 2026 - Casey’s General Stores, Inc., ("Casey's" or the "Company") (Nasdaq symbol CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months and year ended April 30, 2026.

Fourth Quarter 2026 Key Highlights

•Diluted EPS of $4.37, up 66.2% from the same period a year ago. Net income was $162.7 million, up 65.5%, and EBITDA1 was $350.3 million, up 33.2%, from the same period a year ago.
•Inside same-store sales were up 5.5% compared to the prior year, and 7.4% on a two-year stack basis, with an inside margin of 42.4%. Total inside gross profit increased 10.5% to $643.4 million compared to the prior year.
•Fuel same-store gallons were up 1.5% compared to the prior year with a fuel margin of 46.9 cents per gallon. Total fuel gross profit increased 29.1% to $397.4 million compared to the prior year.
•In June, Casey's increased the quarterly dividend 14% to $0.65 per share, marking the 27th consecutive annual increase.

Fiscal Year 2026 Key Highlights

•Diluted EPS of $19.16 up 30.9% over the prior year. Net income was $714.4 million, up 30.7%, and EBITDA was nearly $1.5 billion, up 23.6%, from the prior year.
•Casey's was added to the S&P 500 Index in recognition of its consistent financial performance and the growth of the company.
•Casey's Rewards grew to nearly 10.5 million members by year-end.
•Casey's expanded its sauced wings program to nearly 850 stores as of April 30th.

“Casey's delivered another record fiscal year as our team closed out the three-year strategic plan on an extremely high note, reaching $714 million of net income and nearly $1.5 billion in EBITDA," said Darren Rebelez, President and CEO. “Inside same-store sales for the year were extremely strong, up 4.2%, or 7.0% on a two-year stack basis, led by strong performance in prepared foods and non-alcoholic beverages. Our fuel team did a great job balancing gallons sold with fuel margin, as fiscal 2026 fuel gross profit increased 21% from the prior year. The operations team performed exceptionally well over the course of the year as we reported substantial EBITDA growth while same-store labor hours were slightly favorable for the year.”

Earnings

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Net income (in thousands)	$162,684	$98,307	$714,448	$546,520
Diluted earnings per share	$4.37	$2.63	$19.16	$14.64
EBITDA (in thousands)	$350,334	$263,017	$1,483,615	$1,200,047

Fourth quarter net income, diluted EPS, and EBITDA increased compared to the same period in the prior year primarily due to higher inside and fuel gross profit partially offset by higher operating expenses.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Inside sales (in thousands)	$1,517,983	$1,413,593	$6,340,442	$5,755,649
Inside same-store sales	5.5%	1.7%	4.2%	2.6%
Grocery and general merchandise same-store sales	5.1%	1.8%	3.9%	2.3%
Prepared food and dispensed beverage same-store sales	6.6%	1.5%	5.2%	3.5%
Inside gross profit (in thousands)	$643,425	$582,396	$2,676,348	$2,389,448
Inside margin	42.4%	41.2%	42.2%	41.5%
Grocery and general merchandise margin	35.7%	34.8%	35.8%	35.0%
Prepared food and dispensed beverage margin	59.5%	57.8%	58.6%	58.2%

For the quarter, total inside sales were up 7.4% and total inside gross profit was up 10.5%. Inside same-store sales were up 5.5%, or 7.4% on a two-year stack basis, driven by strong performance in whole pizzas as well as appetizers and sides in the prepared food and dispensed beverage category in addition to non-alcoholic beverages in the grocery and general merchandise category. Inside margin was up approximately 120 basis points versus the prior year as cost of goods management, improved waste and mix shift were the primary drivers.

Fuel2

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Fuel gallons sold (in thousands)	848,331	818,641	3,515,197	3,196,852
Same-store gallons sold	1.5%	0.1%	1.4%	0.1%
Fuel gross profit (in thousands)	$397,445	$307,836	$1,496,591	$1,236,694
Fuel margin (cents per gallon, excluding credit card fees)	46.9 ¢	37.6 ¢	42.6 ¢	38.7 ¢

For the quarter, total fuel gallons sold increased 3.6% compared to the prior year primarily due to operating more stores as well as the same-store gallons increase. The Company's total fuel gross profit was up 29.1% versus the prior year, due to an increase in gallons sold as well as fuel margin. The Company generated $15.2 million in renewable fuel credits (RINs) in the quarter, an increase of $10.8 million from the same period last year.

Operating Expenses

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Operating expenses (in thousands)	$730,023	$663,003	$2,837,426	$2,552,356
Credit card fees (in thousands)	$71,919	$63,759	$278,749	$251,077
Same-store operating expense excluding credit card fees	3.6%	1.9%	3.7%	1.7%

Total operating expenses increased 10.1% for the fourth quarter. Operating 40 more stores than the prior year accounted for approximately 2% of the increase. Same-store employee expense accounted for approximately 1.5% of the increase, due to increases in labor rates, as same-store labor hours were approximately flat. Approximately 4% of the change is related to an increase in accrued costs for variable compensation due to strong financial performance as well as discretionary charitable contributions.
2 Fuel category does not include wholesale fuel or terminal activity, which is included in Other.

Expansion

Store Count
April 30, 2025	2,904
New store construction	40
Acquisitions	40
Prior acquisitions opened	1
Closed	(41)
April 30, 2026	2,944

Liquidity
At April 30, 2026, the Company had approximately $1.4 billion in available liquidity, consisting of approximately $523 million in cash and cash equivalents on hand and approximately $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the quarter, the Company repurchased approximately $63 million of shares.

On June 4, 2026, the Board of Directors authorized an expansion of its existing share repurchase program up to a total amount of $1 billion. The number and timing of shares to be repurchased will depend on a variety of factors including, but not limited to, market conditions, corporate considerations, business opportunities, debt agreements, and regulatory requirements. The updated repurchase authorization has no expiration date and may be suspended, amended or discontinued at any time. The Company now has $1 billion remaining under its updated share repurchase authorization.

Dividend
At its June meeting, the Board of Directors voted to increase the quarterly dividend by 14% to $0.65 per share, which is the 27th consecutive year increasing the dividend. The dividend is payable August 14, 2026, to shareholders of record on August 1, 2026.

Fiscal 2027 Outlook
Casey's expects the following performance during fiscal 2027. The Company expects inside same-store sales to increase 2% to 5% with an inside margin above 42%. The Company expects same-store fuel gallons sold to be negative 1% to positive 1%. Total operating expenses are expected to increase approximately 5% to 7%. The Company expects EBITDA to increase 8% to 10%, which would imply 35% on a two-year stack basis at the midpoint of the range.

The Company expects to open at least 120 stores in fiscal 2027 through a mix of M&A and new store construction. Net interest expense is expected to be approximately $95 million. Depreciation and amortization is expected to be approximately $490 million and the purchase of property and equipment is expected to be approximately $800 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Total revenue	$4,571,779	$3,992,758	$17,561,101	$15,940,899
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,491,422	3,066,738	13,240,060	12,188,496
Operating expenses	730,023	663,003	2,837,426	2,552,356
Depreciation and amortization	115,495	107,443	449,958	403,647
Interest, net	21,713	27,916	96,634	83,951
Income before income taxes	213,126	127,658	937,023	712,449
Federal and state income taxes	50,442	29,351	222,575	165,929
Net income	$162,684	$98,307	$714,448	$546,520
Net income per common share
Basic	$4.40	$2.65	$19.28	$14.72
Diluted	$4.37	$2.63	$19.16	$14.64
Basic weighted average shares	36,942,758	37,126,996	37,065,319	37,116,152
Plus dilutive effect of share-based compensation	247,865	263,564	216,334	226,860
Diluted weighted average shares	37,190,623	37,390,560	37,281,653	37,343,012

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2026	April 30, 2025
Assets
Current assets
Cash and cash equivalents	$522,991	$326,662
Receivables	243,502	180,746
Inventories	557,151	480,034
Prepaid and other current assets	29,783	24,641
Income taxes receivable	10,585	770
Total current assets	1,364,012	1,012,853
Operating lease right-of-use assets, net	432,640	417,046
Other assets, net	121,249	120,082
Goodwill	1,268,686	1,244,893
Property and equipment, net of accumulated depreciation of $3,444,442 at April 30, 2026 and $3,122,203 at April 30, 2025	5,749,468	5,413,244
Total assets	$8,936,055	$8,208,118
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$101,357	$94,925
Accounts payable	823,804	620,447
Accrued expenses and current portion of operating lease liabilities	425,445	386,321
Total current liabilities	1,350,606	1,101,693
Long-term debt and finance lease obligations, net of current maturities	2,330,237	2,413,620
Deferred income taxes	739,843	646,905
Operating lease liabilities, net of current portion	459,284	434,707
Insurance accruals, net of current portion	32,140	33,143
Other long-term liabilities	72,226	69,380
Total liabilities	4,984,336	4,699,448
Total shareholders’ equity	3,951,719	3,508,670
Total liabilities and shareholders’ equity	$8,936,055	$8,208,118

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve months ended April 30,
	2026	2025
Cash flows from operating activities:
Net income	$714,448	$546,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	449,958	403,647
Amortization of debt related costs	2,065	2,312
Change in excess replacement cost over LIFO inventory valuation	17,455	11,530
Share-based compensation	63,407	47,732
Loss on disposal of assets and impairment charges	13,517	12,401
Deferred income taxes	94,772	59,958
Changes in assets and liabilities:
Receivables	(60,075)	(1,297)
Inventories	(90,084)	(7,756)
Prepaid and other current assets	(5,142)	3,658
Accounts payable	159,172	(20,782)
Accrued expenses	35,609	21,525
Income taxes	(11,444)	15,460
Other, net	(6,118)	(4,054)
Net cash provided by operating activities	1,377,540	1,090,854
Cash flows from investing activities:
Purchase of property and equipment	(655,920)	(506,224)
Payments for acquisitions of businesses, net of cash acquired	(141,583)	(1,239,249)
Proceeds from sales of assets	42,072	18,805
Net cash used in investing activities	(755,431)	(1,726,668)
Cash flows from financing activities:
Proceeds from long-term debt	—	1,100,000
Repayments of long-term debt	(94,895)	(239,492)
Payments of debt related costs	—	(5,891)
Payments of cash dividends	(83,136)	(72,309)
Repurchase of common stock and payment of related excise taxes	(200,505)	(734)
Tax withholdings on employee share-based awards	(47,244)	(25,580)
Net cash (used in) provided by financing activities	(425,780)	755,994

Net increase in cash and cash equivalents	196,329	120,180
Cash and cash equivalents at beginning of the period	326,662	206,482
Cash and cash equivalents at end of the period	$522,991	$326,662
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Twelve months ended April 30,
	2026	2025
Cash paid during the period for:
Interest, net of amount capitalized	$110,546	$86,598
Income taxes, net	138,018	89,771
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	90,612	46,427

Summary by Category (Amounts in thousands)
Three months ended April 30, 2026	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$427,620	$1,090,363	$2,884,752	$169,044	$4,571,779
Gross profit	$254,233	$389,192	$397,445	$39,487	$1,080,357
	59.5%	35.7%	13.8%	23.4%	23.6%
Fuel gallons sold			848,331
Three months ended April 30, 2025
Revenue	$391,655	$1,021,938	$2,438,937	$140,228	$3,992,758
Gross profit	$226,406	$355,990	$307,836	$35,788	$926,020
	57.8%	34.8%	12.6%	25.5%	23.2%
Fuel gallons sold			818,641

Summary by Category (Amounts in thousands)
Twelve months ended April 30, 2026	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$1,776,828	$4,563,614	$10,615,407	$605,252	$17,561,101
Gross profit	$1,040,943	$1,635,405	$1,496,591	$148,102	$4,321,041
	58.6%	35.8%	14.1%	24.5%	24.6%
Fuel gallons sold			3,515,197
Twelve months ended April 30, 2025
Revenue	$1,611,762	$4,143,887	$9,776,033	$409,217	$15,940,899
Gross profit	$937,440	$1,452,008	$1,236,694	$126,261	$3,752,403
	58.2%	35.0%	12.7%	30.9%	23.5%
Fuel gallons sold			3,196,852

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2026	5.6%	4.8%	4.3%	6.6%	5.2%	F2026	58.0%	58.6%	58.3%	59.5%	58.6%
F2025	4.4	5.2	4.7	1.5	3.5	F2025	58.3	58.7	57.8	57.8	58.2
F2024	5.9	6.1	7.5	8.8	6.8	F2024	58.2	59.0	59.6	58.1	58.7

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2026	3.8%	2.7%	4.0%	5.1%	3.9%	F2026	35.9%	36.0%	35.7%	35.7%	35.8%
F2025	1.6	3.6	3.3	1.8	2.3	F2025	35.4	35.6	34.2	34.8	35.0
F2024	5.2	1.7	2.8	4.3	3.5	F2024	34.1	34.0	33.9	34.4	34.1

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2026	1.7%	0.8%	0.4%	1.5%	1.4%	F2026	41.0	¢	41.6	¢	41.0	¢	46.9	¢	42.6	¢
F2025	0.7	(0.6)	1.8	0.1	0.1	F2025	40.7		40.2		36.4		37.6		38.7
F2024	0.4	—	(0.4)	0.9	0.1	F2024	41.6		42.3		37.3		36.5		39.5

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, and depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and it is regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three and twelve months ended April 30, 2026 and 2025:

(In thousands)	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Net income	$162,684	$98,307	$714,448	$546,520
Interest, net	21,713	27,916	96,634	83,951
Federal and state income taxes	50,442	29,351	222,575	165,929
Depreciation and amortization	115,495	107,443	449,958	403,647
EBITDA	$350,334	$263,017	$1,483,615	$1,200,047
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of conflicts in oil producing regions or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.
Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 10, 2026. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-presentations. No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-presentations for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772

CASY-IR